Investor Contact:                                                                                                                                           Media Contact:
Kelley Hall                                                                                                                                           Kellie Leonard
(503) 532-3793                                                                                                                                                 (503) 671-6171

NIKE, INC. REPORTS FISCAL 2010 FOURTH QUARTER
AND FULL YEAR RESULTS

Select Results:
•	Fourth quarter revenues up 8 percent versus prior year to $5.1 billion; up 4 percent excluding currency changes
•	Fiscal 2010 revenues down 1 percent from prior year to $19.0 billion; down 2 percent excluding currency changes
•	Fourth quarter diluted EPS of $1.06 up 51 percent versus prior year; excluding non-comparable items, diluted EPS up 7 percent
•	Fiscal 2010 diluted EPS of $3.86 up 27 percent from prior year; excluding non-comparable items diluted EPS up 1 percent
•	Worldwide futures orders up 7 percent; up 10 percent excluding currency changes
•	Inventories down 13 percent versus prior year

BEAVERTON, Ore., June 23, 2010 – NIKE, Inc. (NYSE:NKE) today reported financial results for its 2010 fiscal fourth quarter and full year ended May 31, 2010. Fourth quarter revenues increased 8 percent to $5.1 billion from $4.7 billion for the same period last year. Excluding changes in currency exchange rates, net revenues were up 4 percent compared to the same period last year. For the full year, revenues declined 1 percent to $19.0 billion, compared to $19.2 billion last year. Excluding currency changes, net revenues were down 2 percent for the year. Fourth quarter net income increased 53 percent to $522 million and diluted earnings per share increased 51 percent to $1.06. Fiscal 2010 net income increased 28 percent to $1.9 billion and diluted earnings per share increased 27 percent to $3.86.

In fiscal 2009, NIKE, Inc. incurred a $145 million after-tax restructuring charge in the fourth quarter, and third quarter results included a $241 million, after-tax non-cash charge related to the impairment of goodwill, intangible and other assets of the Company’s Umbro subsidiary. Excluding these charges, fourth quarter net income and diluted earnings per share both increased 7 percent. For the full-year, comparable net income increased 2 percent and diluted earnings per share increased 1 percent.

“We finished strong with a great quarter and accelerating momentum across the business,” said Mark Parker, President and Chief Executive Officer of NIKE, Inc. “During tough economic times our goal is to deliver solid financial performance and create competitive separation in the marketplace. We did that in 2010,”

“NIKE is at its best when we focus on our two core values – innovation and inspiration,” Parker continued, “Going forward you can expect to see more game-changing products, more compelling experiences wherever consumers touch our brands, and a laser focus on operational and financial excellence. These are the things that allow us to accelerate first and faster than everybody else.”*

Futures Orders

The Company reported worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from June through November 2010, totaling $8.8 billion, 7 percent higher than orders reported for the same period last year. Excluding currency changes, orders would have increased 10 percent.*

By geography and in total for the NIKE Brand, futures orders were as follows:

Geography	Reported Futures Orders	Excluding Currency Changes
North America	8%	7%
Western Europe	-2%	11%
Central and Eastern Europe	-2%	3%
Greater China	19%	16%
Japan	-17%	-16%
Emerging Markets	30%	30%
Total NIKE Brand	7%	10%

Geography Highlights

North America
During the fourth quarter, revenue for North America increased 4 percent to $1.8 billion. Footwear revenue was up 1 percent to $1.2 billion, apparel revenue increased 13 percent to $447 million and equipment revenue was essentially flat at $90 million. Earnings before interest and taxes (EBIT) for North America improved 8 percent to $435 million.

North America revenue for the full fiscal year was down 1 percent to $6.7 billion. Footwear revenue decreased 2 percent to $4.6 billion, apparel revenue was flat at $1.7 billion and equipment revenue increased 1 percent to $346 million. North America EBIT grew 8 percent to $1.5 billion for the fiscal year.

Western Europe
During the fourth quarter, revenue for Western Europe increased 2 percent to $956 million. Footwear revenue increased 1 percent to $593 million, apparel revenue was up 8 percent to $309 million and equipment declined 12 percent to $54 million. EBIT for Western Europe decreased 17 percent to $193 million.

For the full fiscal year, revenue for Western Europe was down 6 percent to $3.9 billion. Footwear revenue decreased 3 percent to $2.3 billion, apparel revenue declined 9 percent to $1.3 billion and equipment revenue dropped 15 percent to $247 million. Compared to last year, EBIT decreased 9 percent to $856 million.

Central and Eastern Europe
In the fourth quarter, revenue for Central and Eastern Europe was 9 percent better than the same period last year at $332 million. Footwear increased 9 percent to $199 million, apparel revenue grew 10 percent to $109 million and equipment improved 2 percent to $25 million. EBIT for Central and Eastern Europe decreased 9 percent to $84 million.

Revenue for Central and Eastern Europe declined 16 percent for the fiscal year to $1.1 billion. Footwear revenue decreased 12 percent to $660 million, apparel revenue dropped 21 percent to $399 million and equipment revenue declined 20 percent to $91 million. Compared to last year, EBIT decreased 32 percent to $281 million.

Greater China
Fourth quarter revenue for Greater China grew 12 percent to $464 million. Footwear revenue increased 14 percent to $246 million, apparel was up 10 percent to $193 million and equipment improved 17 percent to $25 million. EBIT for Greater China increased 20 percent to $187 million.

For fiscal 2010 Greater China revenue was essentially flat to the prior year at $1.7 billion. Footwear revenue grew 1 percent to $953 million, apparel revenue declined 2 percent to $684 million and equipment revenue improved 1 percent to $105 million. Fiscal 2010 EBIT for Greater China grew 11 percent to $637 million.

Japan
Japan’s fourth quarter revenue declined 8 percent to $261 million. Compared to the prior year, footwear revenue was basically flat at $129 million, apparel revenue was down 13 percent at $105 million and equipment revenue dropped 17 percent to $27 million. EBIT declined 6 percent in the fourth quarter to $61 million.

Fiscal 2010 revenue for Japan declined 5 percent to $882 million. Compared to last year, footwear revenue increased 1 percent while apparel and equipment revenue declined 10 percent and 7 percent respectively. EBIT for Japan was down 12 percent for the year at $180 million.

Emerging Markets
In the Emerging Markets, revenue was up 47 percent to $556 million for the fourth quarter. Footwear revenue increased 42 percent to $355 million, apparel revenue rose 70 percent to $162 million and equipment revenue increased 19 percent to $39 million. EBIT for the Emerging Markets in the fourth quarter improved 46 percent to $114 million.

Full fiscal year revenue for the Emerging Markets was up 20 percent to $2.0 billion. Footwear revenue was up 23 percent to $1.4 billion, apparel revenue increased 22 percent to $532 million and equipment revenue declined 3 percent to $154 million. EBIT for the Emerging Markets improved 44 percent to $493 million for the year.

Other Businesses
Revenue in the fourth quarter for Other Businesses, which includes Cole Haan, Converse Inc., Hurley International LLC, NIKE Golf, and Umbro Ltd., increased 9 percent to $714 million while EBIT improved 71 percent to $73 million.

For the full fiscal year Other Businesses revenue increased 5 percent to $2.5 billion. EBIT for the fiscal year was $299 million versus a loss of $193 million last year. Last year’s results included a $401 million pre-tax non-cash impairment charge to reduce the carrying value of Umbro’s goodwill, intangible and other assets. Excluding this charge, EBIT increased 43 percent compared to the same period last year.

Income Statement Review

For both the fourth quarter and full fiscal year, gross margins improved. In the fourth quarter of fiscal 2010 gross margins were 47.4 percent compared to 43.4 percent for the same period last year. For the fiscal year, gross margins were 46.3 percent compared to 44.9 percent last year. Gross margins for the fourth quarter and fiscal year were higher than the prior year primarily due to improved in-line product margins, fewer close-out sales, and growth and improved profitability of owned retail and Other Businesses.

Fourth quarter selling and administrative expenses grew 25 percent to $1.7 billion. Selling and administrative expenses for the quarter were higher than the same period last year mainly due to higher demand creation spending, which increased 43 percent to $666 million, and increasing operational overhead spending that rose 16 percent to $1.1 billion reflecting investments in Company owned retail and higher costs for performance-based compensation. For the full fiscal year, selling and administrative expenses were up 3 percent to $6.3 billion. Full fiscal year demand creation spending was relatively flat to the prior year at $2.4 billion while operational overhead spending increased 5 percent to $4.0 billion mainly due to investments in Company owned retail and higher costs for performance-based compensation.

The effective tax rate for the fourth quarter was 23.6 percent compared to 29.8 percent for the same period last year. For the fiscal year, our effective tax rate was 24.2 percent compared to 24.0 percent last year. Excluding the tax effect of the charge for the impairment of Umbro assets, the effective tax rate for fiscal 2009 would have been 26.5 percent.

Balance Sheet Review

At the end of the fiscal year, global inventories stood at $2.0 billion, down 13 percent from May 31, 2009. Cash and short-term investments at year-end were $5.1 billion, $1.7 billion or 49 percent higher than last year.

Share Repurchase

During the fourth quarter, the Company repurchased a total of 2,884,008 shares for approximately $216 million under the Company’s four-year, $5 billion program approved in September 2008. For the fiscal year, the Company repurchased a total of 11.3 million shares for approximately $754 million.

Repurchases for the fiscal year were made in conjunction with two approved repurchase programs. In the third quarter of fiscal 2010 the Company completed its previous four-year, $3 billion share repurchase program approved by the Board of Directors in June 2006 under which the Company purchased a total of 53.9 million shares. Having completed the previous program, the Company began repurchases under the four-year, $5 billion program approved in September 2008. Of the total shares repurchased during the fiscal year, 6.6 million shares for approximately $454 million were purchased under this program.

Conference Call

Nike management will host a conference call beginning at approximately 2:00 p.m. PT on June 23, 2010, to review fourth quarter and fiscal year results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through 10:00 p.m. PT, June 30, 2010.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, Nike’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE, Inc. with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED MAY 31, 2010
(In millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	05/31/2010	05/31/2009	% Chg	05/31/2010	05/31/2009	% Chg
Revenues	$5,076.9	$4,713.0	8%	$19,014.0	$19,176.1	-1%
Cost of sales	2,670.7	2,669.2	0%	10,213.6	10,571.7	-3%
Gross margin	2,406.2	2,043.8	18%	8,800.4	8,604.4	2%
	47.4%	43.4%		46.3%	44.9%

Selling and administrative expense	1,737.9	1,394.3	25%	6,326.4	6,149.6	3%
	34.2%	29.6%		33.3%	32.1%

Restructuring Charges	0.0	195.0	-100%	0.0	195.0	-100%
Goodwill impairment	0.0	0.0	0%	0.0	199.3	-100%
Intangible and other asset impairment	0.0	0.0	0%	0.0	202.0	-100%
Other (income), net	(17.0)	(34.4)	-51%	(49.2)	(88.5)	-44%
Interest expense (income), net	2.5	2.6	-4%	6.3	(9.5)	-

Income before income taxes	682.8	486.3	40%	2,516.9	1,956.5	29%

Income tax	160.9	144.9	11%	610.2	469.8	30%
	23.6%	29.8%		24.2%	24.0%

Net income	$521.9	$341.4	53%	$1,906.7	$1,486.7	28%

Diluted EPS	$1.06	$0.70	51%	$3.86	$3.03	27%

Basic EPS	$1.08	$0.70	54%	$3.93	$3.07	28%

Weighted Average Common Shares Outstanding:
Diluted	493.9	489.4		493.9	490.7
Basic	484.4	484.8		485.5	484.9
Dividends declared	$0.27	$0.25		$1.06	$0.98

NIKE, Inc.

BALANCE SHEET	05/31/2010	05/31/2009
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$3,079.1	$2,291.1
Short-term investments	2,066.8	1,164.0
Accounts receivable, net	2,649.8	2,883.9
Inventories	2,040.8	2,357.0
Deferred income taxes	248.8	272.4
Prepaid expenses and other current assets	873.9	765.6
Total current assets	10,959.2	9,734.0

Property, plant and equipment	4,389.8	4,255.7
Less accumulated depreciation	2,457.9	2,298.0
Property, plant and equipment, net	1,931.9	1,957.7

Identifiable intangible assets, net	467.0	467.4
Goodwill	187.6	193.5
Deferred income taxes and other assets	873.6	897.0
Total assets	$14,419.3	$13,249.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7.4	$32.0
Notes payable	138.6	342.9
Accounts payable	1,254.5	1,031.9
Accrued liabilities	1,904.4	1,783.9
Income taxes payable	59.3	86.3
Total current liabilities	3,364.2	3,277.0

Long-term debt	445.8	437.2
Deferred income taxes and other liabilities	855.3	842.0
Redeemable preferred stock	0.3	0.3
Shareholders' equity	9,753.7	8,693.1
Total liabilities and shareholders' equity	$14,419.3	$13,249.6

NIKE, Inc.
DIVISIONAL REVENUES1	QUARTER ENDED 05/31/2010 05/31/2009		% Change	% Change Excluding Currency Changes2	YEAR TO DATE ENDED 05/31/2010 05/31/2009		% Change	% Change Excluding Currency Changes2
	(Amounts in millions)
North America
Footwear	$1,224.2	$1,209.0	1%	1%	$4,610.0	$4,693.9	-2%	-2%
Apparel	446.7	397.0	13%	12%	1,740.1	1,740.3	0%	0%
Equipment	89.5	89.8	0%	-1%	345.9	344.1	1%	0%
Total	1,760.4	1,695.8	4%	3%	6,696.0	6,778.3	-1%	-1%

Western Europe
Footwear	593.1	589.9	1%	-4%	2,320.3	2,384.7	-3%	-3%
Apparel	309.0	285.7	8%	3%	1,325.1	1,462.7	-9%	-9%
Equipment	53.9	61.2	-12%	-16%	246.6	291.7	-15%	-15%
Total	956.0	936.8	2%	-2%	3,892.0	4,139.1	-6%	-6%

Central and Eastern Europe
Footwear	198.8	182.3	9%	-3%	660.4	752.0	-12%	-13%
Apparel	108.5	98.2	10%	-2%	398.8	507.6	-21%	-22%
Equipment	24.6	24.1	2%	-11%	90.7	113.6	-20%	-19%
Total	331.9	304.6	9%	-3%	1,149.9	1,373.2	-16%	-17%

Greater China
Footwear	246.4	216.8	14%	13%	953.3	939.9	1%	1%
Apparel	192.6	175.1	10%	10%	684.0	699.6	-2%	-3%
Equipment	25.4	21.8	17%	16%	104.5	103.8	1%	0%
Total	464.4	413.7	12%	12%	1,741.8	1,743.3	0%	0%

Japan
Footwear	128.9	129.5	0%	-6%	433.1	430.1	1%	-7%
Apparel	105.1	120.7	-13%	-17%	356.5	396.8	-10%	-17%
Equipment	26.6	32.0	-17%	-21%	92.4	99.0	-7%	-13%
Total	260.6	282.2	-8%	-12%	882.0	925.9	-5%	-12%

Emerging Markets
Footwear	354.8	249.4	42%	24%	1,356.0	1,106.1	23%	21%
Apparel	162.3	95.6	70%	44%	532.1	437.7	22%	19%
Equipment	38.9	32.6	19%	5%	153.5	158.2	-3%	-4%
Total	556.0	377.6	47%	28%	2,041.6	1,702.0	20%	18%

Global Brand Divisions3	27.8	44.5	-38%	-40%	105.3	95.3	10%	12%

Total NIKE Brand	4,357.1	4,055.2	7%	3%	16,508.6	16,757.1	-1%	-2%

Other Businesses4	714.0	657.8	9%	6%	2,529.5	2,419.0	5%	4%
Corporate5	5.8	-	-	-	(24.1)	-	-	-

Total NIKE, Inc. Revenues	$5,076.9	$4,713.0	8%	4%	$19,014.0	$19,176.1	-1%	-2%

Total NIKE Brand
Footwear	$2,746.2	$2,576.9	7%	2%	$10,333.1	$10,306.7	0%	-1%
Apparel	1,324.2	1,172.3	13%	8%	5,036.6	5,244.7	-4%	-5%
Equipment	258.9	261.5	-1%	-6%	1,033.6	1,110.4	-7%	-7%
Global Brand Divisions4	27.8	44.5	-38%	-40%	105.3	95.3	10%	12%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2010 presentations. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2010 results have been restated using fiscal 2009 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate primarily consists of results from our centrally managed foreign currency hedging program and foreign currency gains and losses resulting from the difference between actual foreign currency rates and standard rates assigned to our geographic operating segments. In fiscal 2010, foreign currency gains and losses generated by all our geographic operating segments are included in Corporate, with the exception of those generated by Other Businesses which are reported within their respective operating results.

NIKE, Inc.
	QUARTER ENDED		%	YEAR TO DATE ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	05/31/2010	05/31/2009	Chg	05/31/2010	05/31/2009	Chg
	(In millions)

North America	$434.6	$401.9	8%	$1,538.1	$1,429.3	8%
Western Europe	192.6	232.8	-17%	855.7	939.1	-9%
Central and Eastern Europe	84.3	93.0	-9%	281.2	415.1	-32%
Greater China	187.0	155.6	20%	637.1	575.2	11%
Japan	60.8	65.0	-6%	180.3	205.4	-12%
Emerging Markets	113.6	77.8	46%	492.6	342.6	44%
Global Brand Divisions3	(277.6)	(211.3)	-31%	(866.8)	(811.5)	-7%

Total NIKE Brand	795.3	814.8	-2%	3,118.2	3,095.2	1%

Other Businesses4	72.5	42.4	71%	299.4	(192.6)	-
Corporate5	(182.5)	(368.3)	50%	(894.4)	(955.6)	6%

Total earnings before interest and taxes1,2	$685.3	$488.9	40%	$2,523.2	$1,947.0	30%

1 The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as "EBIT"), which represents net income before interest expense (income), net, and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2010 presentation.  These changes had no impact on previously reported NIKE, Inc. results of operations or shareholders' equity.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and selling and administrative expenses that are centrally managed for the NIKE Brand.

4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate expense consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, foreign currency gains and losses, including hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NET INCOME AND DILUTED EPS RECONCILIATION	QUARTER ENDED		%	YEAR TO DATE ENDED			%
EXCLUDING NON COMPARABLE ITEMS1	05/31/2010	05/31/2009	Chg	05/31/2010		05/31/2009	Chg
	(In millions, except per share data)

Net income, as reported	$521.9	$341.4	53%	$1,906.7		$1,486.7	28%
Add:
Restructuring charges, net of tax2	-	144.5			-	144.5
Umbro impairment of goodwill, intangible
and other assets, net of tax3	-	-		-		240.7

Net income, excluding non comparable items	$521.9	$485.9	7%	$1,906.7		$1,871.9	2%

Diluted EPS, as reported	$1.06	$0.70	51%	$3.86		$3.03	27%
Add:
Restructuring charges, net of tax2	-	0.29		-		0.29
Umbro impairment of goodwill, intangible
and other assets, net of tax3	-	-		-		0.49

Diluted EPS, excluding non comparable items	$1.06	$0.99	7%	$3.86		$3.81	1%

Diluted weighted average common shares outstanding	493.9	489.4		493.9		490.7

1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission.  In addition, this schedule is provided to enhance the visibility of the underlying business trends excluding non comparable items for the three and twelve-month periods ended May 31, 2009.

2 During the third quarter of fiscal 2009, the Company announced a plan to restructure the organization. As part of this plan, the Company streamlined its management structure and eliminated redundancies to enhance consumer focus, drive innovation more quickly to market, and establish a more scalable cost structure.  As a result of these actions, the Company recorded $195 million of restructuring charges during the fourth quarter of fiscal 2009.

3 During the third quarter of fiscal 2009, the Company recorded a one-time non-cash impairment charge to reduce the carrying value of Umbro’s goodwill, indefinite-lived trademark and other assets. The tax benefit related to this impairment charge reduced the Company's effective tax rate by 250 basis points for the twelve-month period ended May 31, 2009.